Exhibit 10.iii.d.

Pursuant to the Management Incentive Plan (“MIP”) of The Mosaic Company (the “Company”), key managers of the Company and its subsidiaries, including executive officers, are eligible for annual cash incentive compensation based upon the level of attainment of business performance goals that are pre-established by the Board of Directors of the Company, upon the recommendation of the Compensation Committee. The incentive measures for the transition period beginning June 1, 2013 through December 31, 2013 (the “2013 Stub Period”) are based on financial results and operational excellence measures.

For executive officers, the weighting of the incentive measures is 50% for the financial results measure and 50% for the operational excellence measures.

The financial results measure is based on a percentage, or sharing rate, of consolidated operating earnings before any restructuring charges, non-cash write-offs of long-term assets and expenses related to certain merger and acquisition activities. The sharing rate varies based upon the level of the Company’s return on invested capital (“ROIC”). No payout is made under the Operating Earnings incentive measure if ROIC does not exceed a threshold level.

The operational excellence measures are based on:

(i)	Controllable operating costs per tonne of products sold by the Company’s Phosphates and Potash business segments. This measure has a 25% weighting for executive officers. Controllable operating costs are based on the level of cost of goods sold at specified levels of sales tonnes plus adjusted selling, general and administrative expenses and minus the costs of purchased commodities, depreciation, depletion and amortization, brine inflow costs, income-based royalties and taxes and costs paid by third parties, unrealized derivative gains and losses and the Canpotex Limited profit in inventory elimination.

(ii)	Safety, which has an overall weighting of 12.5%. The safety measure is based on two equally-weighted factors: (1) the OSHA recordable injury frequency rate for employees and contractors and (2) the OSHA lost-time injury frequency rate for employees and contractors.

(iii)	Adjusted selling, general and administrative expenses. This measure has a 12.5% weighting for executive officers. Adjusted selling, general and administrative expenses are selling, general and administrative expenses exclusive of incentive and other employee benefit expenses, restructuring charges and expenses related to certain merger and acquisition activities.

Threshold, target and maximum payout levels are set for each operational excellence measure based upon the extent to which the specified performance goals are attained.

The maximum payout percent for Management Incentive Plan awards for the 2013 Stub Period is 250% of the target award.